Exhibit 10.13

February 28, 2017

Steven C. McPhail

Dear Steve:

This updated terms of employment letter supersedes and replaces your prior offer letter, dated April 1, 2015. As of the date hereof, you are serving as Chief Commercial Officer of Fluidigm Corporation (“Fluidigm” or the “Company”), reporting directly to the Chief Executive Officers. Other terms of employment include:

Compensation:
Your current annual base salary is $339,700, which will be paid, less any deductions required by applicable law, in accordance with the Company’s normal payroll procedures. The Company is on a semi-monthly pay schedule with two pay periods per calendar month which generally fall on the 15th and the last day of the month. This is an exempt position.

Executive Bonus Plan:
You will be eligible to participate in the Company’s Executive Corporate Bonus Plan which is based on achievement of targets or performance criteria as may be specified by your management and the Board. The terms and conditions of the Bonus Plan may be amended or varied from time to time at the sole discretion of the Board. Your target bonus is currently 42.5% of your annual base salary, subject to all applicable federal and state taxes, which, if and to the extent earned, is typically paid out following the end of the applicable bonus year.

Equity Award:
As you know, you have been granted certain equity awards under the Company equity incentive plan; such outstanding awards remain subject to the terms of the plan and the relevant grant documents. You may be eligible, subject to approval by the Company’s Board of Directors or its Compensation Committee, for further awards depending on performance and other considerations in the discretion of the Company.

Benefits:
You are eligible to receive the Company’s standard benefits package which includes medical, dental, vision, life and disability insurance benefits. Benefits will be effective the first day of the month following your date of hire or upon a qualifying event. Additional benefits, as the Company may make generally available to its employees from time to time, will be made available to you. You are entitled to three (3) weeks paid vacation each year and such paid holidays as the Company gives to its employees generally.

Workers’ Compensation Insurance:
The Company provides a comprehensive workers’ compensation insurance program at no cost to employees. This program covers any injury or illness sustained in the course of employment that requires medical, surgical or hospital treatment. Insurance carrier: Preferred Employers Group - PO BOX 85838, San Diego, CA 92186, phone number (866) 472-9602.

Confidentiality and Company Policies:
You have executed the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which continues to be in effect.

Employment and Severance Agreement:
As an executive officer of the Company and subject to approval by the Board (or a committee authorized by the Board), you and the Company have entered into the Company’s Employment and Severance Agreement. A copy of the current form of such agreement as entered between the Company and each of its executive officers has been provided to you separately.

Other:
This letter shall be interpreted under California law.  You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.  In addition, the Company may change your compensation, duties, assignments, responsibilities, location of your position, or any other terms and conditions of employment at any time to adjust to the changing needs of our dynamic Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the Judicial Arbitration & Mediation Services (“JAMS”) in Santa Clara County California. The current JAMS employment arbitration rules & procedures can be found at http://www.jamsadr.com/rules-employment-arbitration/.  The JAMS employment arbitration rules & procedures may, however, be amended by JAMS.) You acknowledge that you are waiving your right to a jury trial.

Our employees are committed to the success and growth of our business.  At Fluidigm, we believe that our values are not just words on paper – they are a statement of our character.  Fluidigmers should:  Win as a team; Work hard and with passion; Be strong; Be aggressive; Do what you say you will do; Sweat the details; and Keep learning.  We believe our values define who we are as a company and as employees of Fluidigm.  We aspire to live by these values each day and work hard to exhibit these traits because these are the things that are worth believing.  Thank you for your continued dedication to Fluidigm; I look forward to our mutual success in growing the Company.

Sincerely,

/s/ S. Christopher Linthwaite

S. Christopher Linthwaite
President and CEO
Fluidigm Corporation

ACCEPTED AND AGREED TO:

/s/ Steven C. McPhail	February 28, 2017
Steven C. McPhail	Date

3